Exhibit 99.6

CONSENT OF PERSON DESIGNATED

TO SERVE ON THE BOARD OF DIRECTORS OF

COLUMBIA FINANCIAL, INC.

The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named in the joint proxy statement/prospectus, which constitutes part of Columbia Financial, Inc.’s Registration Statement on Form S-4, as a person to become a director of Columbia Financial, Inc.

/s/ Steven M. Klein
Steven M. Klein

Dated: March 6, 2026